EXHIBIT 12

       FLORIDA POWER & LIGHT COMPANY
           COMPUTATION OF RATIOS
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                                                                                               Nine Months Ended
                                                                                               September 30, 1997
                                                                                             (Thousands of Dollars)


RATIO OF EARNINGS TO FIXED CHARGES
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Earnings, as defined:
  Net income ..............................................................................        $  530,067
  Income taxes ............................................................................           294,344
  Fixed charges, as below .................................................................           183,790

    Total earnings, as defined ............................................................        $1,008,201

Fixed charges, as defined:
  Interest expense ........................................................................        $  173,087
  Rental interest factor ..................................................................             3,006
  Fixed charges included in nuclear fuel cost .............................................             7,697

    Total fixed charges, as defined .......................................................        $  183,790

Ratio of earnings to fixed charges ........................................................              5.49




RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ..............................................................................        $  530,067
  Income taxes ............................................................................           294,344
  Fixed charges, as below .................................................................           183,790

    Total earnings, as defined ............................................................        $1,008,201

Fixed charges, as defined:
  Interest expense ........................................................................        $  173,087
  Rental interest factor ..................................................................             3,006
  Fixed charges included in nuclear fuel cost .............................................             7,697

    Total fixed charges, as defined .......................................................           183,790

Non-tax deductible preferred stock dividends ..............................................            15,069
Ratio of income before income taxes to net income .........................................              1.56

Preferred stock dividends before income taxes .............................................            23,508

Combined fixed charges and preferred stock dividends ......................................        $  207,298

Ratio of earnings to combined fixed charges and preferred stock dividends .................              4.86
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